UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

        XURA, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3398741
(State of incorporation)	(I.R.S. Employer Identification No.)

200 Quannapowitt Parkway, Wakefield, MA	01880
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration file number to which this form relates:

                     (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Introductory Notes

Pursuant to the Agreement and Plan of Merger, dated as of May 23, 2016 (the “Merger Agreement”), by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Xura, Inc., a Delaware corporation (the “Company”), on August 19, 2016 (the “Closing Date”), Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Siris Capital Group, LLC.

This Form 8-A/A is being filed by the Company to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on May 1, 2015.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 19, 2016, the Company entered into an amendment (the “Amendment”) to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of April 29, 2015 (the “Rights Plan”). The Amendment provides that (i) the transactions contemplated by the Merger Agreement, including the Merger, will not result in a “Distribution Date” or in Parent being an “Acquiring Person” as such terms are defined under the Rights Plan, (ii) the Rights Plan will be inapplicable to the transactions contemplated by the Merger Agreement, including the Merger, and (iii) the “Final Expiration Date,” as defined in the Rights Plan, will occur immediately prior to closing of the Merger. The foregoing descriptions of the Amendment, the Rights Plan, and the Certificate of Designation are subject to, and qualified in their entirety by, such documents filed as Exhibit 4.2 to this Form 8-A/A, and as Exhibits 4.1 and 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2015, respectively.

Item 2.	Exhibits.

Exhibit	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2015).

4.1	Rights Agreement, dated as of April 29, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2015).

4.2*	Amendment to Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, effective as of August 19, 2016.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 19, 2016	XURA, INC.

	By:	/s/ Roy Luria
Roy Luria
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2015).

4.1	Rights Agreement, dated as of April 29, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2015).

4.2*	Amendment to Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, effective as of August 19, 2016.

*	Filed herewith.

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